SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                    Pursuant to Section 13 and 15(d) of the
                        Securities Exchange Act of 1934


Date  of  Report  (date  of  earliest  event  reported):  August  18,  2004
(July 30, 2004)


                                U.S. ENERGY CORP.
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              Exact Name of Registrant as Specified in its Charter)

     Wyoming                        0-6814                        83-205516
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(State or other jurisdiction     (Commission                 (I.R.S.  Employer
 of incorporation)                File No.)                  Identification No.)


Glen  L.  Larsen  Building
877  North  8th  West
Riverton,  WY                                                        82501
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(Address  of  Principal  Executive  Offices)                      (Zip  Code)


       Registrant's telephone number, including area code: (307) 856-9271


                                 Not Applicable
--------------------------------------------------------------------------------
              (Former Name, Former Address or Former Fiscal Year,
                          if Changed From Last Report)

ITEM  5.  OTHER  MATERIAL  EVENTS.

     On July 30, 2004, U.S. Energy Corp. entered into a credit agreement with Geddes and Company (the "lender"), based in Phoenix, Arizona, to borrow up to $3 million, of which $1.5 million was loaned on August 17, 2004. Proceeds will be used to acquire and develop gas properties, and for general corporate purposes of the company and its subsidiary Rocky Mountain Gas, Inc. ("RMG")

     The following summary of terms is qualified by reference to the credit agreement and related documents filed with this report.

   X The total amount available under the credit agreement is $3.0 million. Amounts in addition to the initial $1.5 million loan will be available to us until August 1, 2006. Out of the initial loan proceeds, we paid the lender a commitment fee of $90,000 (3% of the $3 million commitment).

   X All amounts loaned under the agreement are secured by security interests in the following collateral: (1) a first position in (a) the promissory note and mortgage received in 2003 from the buyer of our commercial properties in Ticaboo, Utah ($3,081,014 outstanding at June 30, 2004; (b) the coalbed methane leases in the Castle Rock property (located in the Montana portion of the Powder River Basin) held by RMG; and (c) 4 million shares of common stock which we hold in RMG; and (2) a second position on our corporate airplane. However, all proceeds of sale of any of this collateral by the lender in the event of foreclosure will be applied to amounts owed the lender; we will be entitled to any surplus proceeds or collateral remaining after the lender has been paid in full.

   X All loans mature on the sooner to occur of August 1, 2006 or the date when RMG has a class of stock registered with the Securities and Exchange Commission. Annual interest at 10% on amounts loaned under the credit agreement is payable on the first business day after each quarter, beginning October 1, 2004.

   X Prepayment of loans is permitted without penalty. Payment before maturity is mandatory from money received from settlement or enforcement of any judgement entered upon our claims against Nukem, Inc., and from proceeds from sale or disposition of any collateral securing the loans. Upon receipt of our notice of prepayment, the lender may convert some or all of the prepayment amount to restricted shares of common stock of RMG, at a price equal to the exercise price of the warrants (see below).

   X At any time, in connection with an intended prepayment of the loans or otherwise, the lender has the right to convert some or all of the outstanding loans to restricted shares of common stock at a price equal to the exercise price of the warrants.

   X Outstanding interest and principal on the loans will become immediately due and payable in the event we fail to pay interest or principal when due, or there is a default in performance of any other agreement contained in the transaction documents which is uncured for 20 days, or we become insolvent or bankrupt.

   X In connection with the credit agreement, RMG agreed to issue warrants to the lender to purchase up to 600,000 restricted shares of common stock of RMG:

         * All warrants will expire on the fifth anniversary of the date when RMG has sold $20 million of its securities in a future offering; however, the warrants will not be exercisable after July 30, 2019 in any event.

         * Warrants to purchase 450,000 shares of RMG common stock have been issued to the lender in connection with the initial $1.5 million loan, at initial exercise prices of $3.00 per share on 225,000 shares; $3.25 per share on 75,000 shares; $3.50 per share on 75,000 shares; and $3.75 on 75,000 shares. No additional warrants will be issued until we borrow more than $2 million.

               - At such time as we borrow more than $2 million, RMG will issue warrants to purchase an additional 150,000 shares of RMG common stock, at initial exercise prices of $3.00 per share on 75,000 shares; $3.25 per share on 25,000 shares;
                    $3.50  per  share  on  25,000  shares;  and  $3.75 on 25,000 shares. This number of additional warrants will not be pro rated down if we borrow more than $2 million but less than the full $3 million available under the credit agreement.

               - The initial exercise price of the outstanding warrants to purchase 225,000 shares which have been issued, and the initial exercise price of 75,000 of the additional warrants which may be issued to the lender in the future, will be adjusted down to equal to the lowest purchase price per share actually paid to and received by RMG from investors in a future offering. In addition, in that event, the initial exercise prices of $3.25 to $3.75 for the balance of the outstanding warrants on 225,000 shares (and the same exercise prices for the warrants on 75,000 shares which may be issued if we borrow more than $2 million), all will be adjusted down proportionately.

         * Terms of a future RMG financing(s) which would set the expiration date of the warrants, and possibly cause adjustments to initial exercise prices) have not been determined.

               Neither the company or RMG is required by the lender to maintain or achieve any ratios of financial liquidity or quantities of gas reserves or production, or similar matters.

ITEM  7.    FINANCIAL  STATEMENTS  AND  EXHIBITS.

     (a)    Financial  statements  of  business  acquired.  Not applicable.

     (b)    Pro  forma  financial  information.  Not applicable.

     (c)    Exhibits  to  this  report

     10.1   Credit  Agreement
     10.2   Secured  Convertible  Note
     10.3   Pledge and Security Agreement
            (exhibits to this agreement are omitted)
     10.4   Warrant  Agreement

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        U.S.  ENERGY  CORP.



Dated:  August 18,  2004          By:   /s/ Keith G. Larsen
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                                        Keith  G.  Larsen,  President